Exhibit 10.1
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.
CO-PROMOTION AGREEMENT
This PROMOTION AGREEMENT (this “Agreement”) is made as of August 24, 2010 (the “Effective Date”), by and between The Procter & Gamble Distributing Company LLC, a Delaware limited liability company (“Partner”), and Somaxon Pharmaceuticals, Inc., a Delaware corporation (“Somaxon”). Each of Somaxon and Partner is referred to herein individually as a “party” and collectively as the “parties.”
WHEREAS, Somaxon desires to engage Partner to promote and market the Products in the Territory (each as defined below), and Partner desires to promote and market the Products, all in accordance with the terms and conditions contained herein;
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the parties hereto intending to be legally bound hereby agree as follows:
ARTICLE I
DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings:
Section 1.1 “3mg Product” means the formulation of 3 mg of doxepin that is the subject of NDA No. 22-036 filed with FDA on January 31, 2008 (as such NDA may be amended or supplemented subsequent to the filing date).
Section 1.2 “6mg Product” means the formulation of 6 mg of doxepin that is the subject of NDA No. 22-036 filed with FDA on January 31, 2008 (as such NDA may be amended or supplemented subsequent to the filing date).
Section 1.3 “Acquired Product” has the meaning set forth in Section 2.3.
Section 1.4 “Act” means the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. 301, et. seq., as it may be amended from time to time, and the regulations promulgated thereunder, including the Generic Drug Act.
Section 1.5 “Adverse Drug Experience” means any “adverse drug experience” as defined or contemplated by 21 C.F.R. 314.80 or 312.32, associated with a Product.
Section 1.6 “Adverse Drug Experience Report” means any oral, written or electronic report of any Adverse Drug Experience transmitted to any Person.
Section 1.7 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

Section 1.8 “Agreement” has the meaning set forth in the preamble to this Agreement.
Section 1.9 “Annual Plan” has the meaning set forth in Section 4.5(a).
Section 1.10 “Business Days” means a day other than Saturday, Sunday or any day on which commercial banks located in the State of California or the State of Ohio are authorized or obligated by Legal Requirements to close.
Section 1.11 “cGMP” means current “Good Manufacturing Practices” as such term is defined from time to time by the FDA or other relevant Governmental Authority having jurisdiction over the manufacture or sale of a Product pursuant to its regulations, guidelines or otherwise.
Section 1.12 “Co-Chairs” has the meaning set forth in Section 3.2.
Section 1.13 “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 10, 2006, between Somaxon and Partner.
Section 1.14 “Control” or “Controlled” means, with respect to patents, know-how or other intellectual property rights of any kind, the possession by a party of the ability to grant a license or sublicense of such rights without the payment of additional consideration and without violating the terms of any agreement or arrangement between such party and any Third Party.
Section 1.15 “DDMAC” means the FDA’s Division of Drug Marketing, Advertising and Communications, or any successor Governmental Authority performing comparable functions in the Territory.
Section 1.16 “Detail” means an in-person, face-to-face sales presentation of a Product made by a Sales Representative to a Professional, including a Primary Detail.
Section 1.17 “Effective Date” has the meaning set forth in the preamble to this Agreement.
Section 1.18 “Evaluation Period” has the meaning set forth in Section 13.1.
Section 1.19 “Executive Officers” means the Chief Executive Officer of Somaxon (or, if there is no such officer, its President or other executive officer designated by the Chief Executive Officer) and the General Manager, Global Customer Business Development, Health & Well-Being of Partner (or, if there is no such officer, the manager directly managing Partner’s Sales Force).
Section 1.20 “FDA” means the United States Food and Drug Administration or any successor agency performing comparable functions in the Territory.
Section 1.21 “Final Quarter” means the period commencing on the first day following the last full calendar quarter during the Term and ending on the last day of the Term.
Section 1.22 “Force Majeure Event” has the meaning set forth in Section 16.7(a).
Section 1.23 “GAAP” means generally accepted accounting principles as applied in the United States.
Section 1.24 “Generic Drug Act” has the meaning set forth in Section 9.1(g).

Section 1.25 “Governmental Authority” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, which has competent and binding authority to decide, mandate, regulate, enforce, or otherwise control the activities of the parties contemplated by this Agreement.
Section 1.26 “Indemnified Persons” has the meaning set forth in Section 11.1.
Section 1.27 “Initial Quarter” means the period commencing on the Promotion Commencement Date through the day preceding the first day of the subsequent calendar quarter.
Section 1.28 “JCC” has the meaning set forth in Section 3.1.
Section 1.29 “Launch Plan” means the plan and schedule for the commercial launch of the Products in the Territory during the Initial Quarter, including the parties’ responsibilities for the activities associated with such commercial launch of the Products and a budget for the activities to be undertaken in connection with such commercial launch.
Section 1.30 “Legal Requirements” means laws, rules and regulations of any Governmental Authority in the Territory, including, for clarity, all guidelines, policies and procedures referenced in Section 5.3 of this Agreement.
Section 1.31 “Managed Care Support” means Promoting the Products to managed care customers agreed upon by the JCC to support addition of the Products to a managed care plan formulary.
Section 1.32 “Minimum Detailing Obligations” has the meaning set forth in Section 4.1(b).
Section 1.33 “NDA” means any “new drug application” (as such term is used under the Act) filed or acquired by Somaxon or any Affiliate with the FDA with respect to a Product and all subsequent submissions, supplements and amendments thereto, including NDA No. 22-036 filed with FDA on January 31, 2008 (as such NDA may be amended or supplemented subsequent to the filing date).
Section 1.34 “Negotiation Period” has the meaning set forth in Section 13.1.
Section 1.35 “Net Sales” means, for a particular period, the gross amount invoiced on sales of Product in the Territory recognized as gross revenue in accordance with GAAP by Somaxon, its Affiliates, licensees, sublicensees and assigns to independent, unrelated Third Parties during such period in bona fide arms’ length transactions, less deductions calculated to arrive at net sales in accordance with GAAP, including the following: (a) freight, insurance (but only insurance with respect to shipping the Product), and other transportation charges to the extent added to the sales price and set forth separately as such on the total amount invoiced; (b) any sales, use, value-added, excise taxes or duties or allowances on the selling price of Product to the extent added to the sales price and set forth separately as such on the total amount invoiced; (c) chargebacks, trade, quantity and cash discounts and rebates to the extent customary in the trade, including governmental rebates (for the avoidance of doubt, discounts given to wholesalers, retailers or other distributors of the Product as a fee for services shall be considered a “cash discount” for this purpose); (d) allowances or credits, including allowances or credits to customers on account of rejection, defects or returns of the Product, or because of a retroactive price reduction; and (e) redemption costs associated with any Product voucher, coupon, loyalty card or other co-pay assistance programs. Net Sales shall not include a sale or transfer of Product to an Affiliate, licensee, sublicensee or assign of Partner or Somaxon; but the resale by such Affiliate, licensee, sublicensee or assign of Partner or Somaxon to a Third Party shall be considered a sale of such Product. Net Sales shall also not include a transfer of Product if done for clinical, regulatory or governmental purposes where no consideration is received. For purposes of clarity, it is the intent of the parties that “Net Sales” for the purposes of this Agreement shall be consistent with the GAAP net sales reported by Somaxon in its periodic reports with the U.S. Securities and Exchange Commission.

Section 1.36 “Order” means any award, decision, injunction, judgment, decree, order, ruling, or verdict entered, issued, made, or rendered by any Governmental Authority or by any arbitrator.
Section 1.37 “OTC Product” has the meaning set forth in Section 13.1.
Section 1.38 “OTC Product Rights” has the meaning set forth in Section 13.1.
Section 1.39 “Partner” has the meaning set forth in the Preamble to this Agreement.
Section 1.40 “Partner Promotion Expenses” means the following costs and expenses incurred or accrued by Partner for Promoting the Products with respect to the Products in the Territory: (a) all of the fully-allocated costs and expenses of the Partner Sales Force, (b) all out-of-pocket costs and expenses for Sample shipment, warehousing and distribution once Samples are delivered to Partner pursuant to Section 6.4, (c) all out-of-pocket costs and expenses for training of the Partner Sales Force, and (d) all other out-of-pocket and internal costs and expenses of Partner for Promoting the Products in the Territory.
Section 1.41 “Partner Sales Force” means the field force of Sales Representatives employed by Partner to Promote the Products, including field-based sales force management such as regional and district sales managers, of sufficient size to meet all of Partner’s obligations under this Agreement.
Section 1.42 “PDMA” means the Prescription Drug Marketing Act, as amended, and the rules and regulations promulgated thereunder.
Section 1.43 “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.
Section 1.44 “Pharmacist” means a Person who is permitted by law to dispense Products prescribed by Professionals and to provide information to patients about their side effects and use.
Section 1.45 “Pharmacist Call” means an in-person, face-to-face discussion of a Product, including stocking of the Product, made by a Sales Representative to a Pharmacist.
Section 1.46 “Prescriber Data” means data provided by a Third Party which measures prescriptions filled for Products (by individual prescriber) in the Territory during a specified time period, from a source mutually agreed in writing by the parties (it being understood that each of IMS Health Incorporated and Wolters Kluwer is a source agreeable to the parties).
Section 1.47 “Primary Detail” means a Detail to a Professional in which the promotional message involving a Product is presented in the first position and is the principal topic of discussion during the contact (defined for this purpose as at least 70% of the time spent with the Professional in the Detail), with either no additional product presented in the second position or solely one or more over-the-counter products presented in the second position.
Section 1.48 “Product” or “Products” means the 3mg Product and the 6mg Product.

Section 1.49 “Product Complaint” means any report concerning the quality, purity, quantity, weight, pharmacologic activity, labeling, identity or appearance of a Product.
Section 1.50 “Professional” means a physician, prescribing nurse practitioner, prescribing physician’s assistant or other health care practitioner who is permitted by law to prescribe Products.
Section 1.51 “Promote,” “Promotional” and “Promotion” mean, with respect to a Product, any activities undertaken to encourage sales or use of such Product, including Details, Pharmacist Calls, product sampling, detail aids, coupons and discount cards.
Section 1.52 “Promoted Product” has the meaning set forth in Section 10.1.
Section 1.53 “Promotion Commencement Date” has the meaning set forth in Section 4.1(d).
Section 1.54 “Promotion Fees” has the meaning set forth in Section 7.1(a).
Section 1.55 “Promotional Materials” has the meaning set forth in Section 4.4(a).
Section 1.56 “Proprietary Information” means any proprietary or confidential information communicated from one party to the other in connection or relating to this Agreement, which is identified as confidential or proprietary, or which the other party knows or has reason to know is confidential or proprietary, including the Technology and financial, marketing, business, technical and scientific information or data, information related to Partner’s or Somaxon’s compensation of its Sales Representatives, information contained within the Annual Plan and Launch Plan, and the information described in Section 4.6, whether communicated in writing, orally or electronically. Proprietary Information shall not include information that the receiving party can show through written documentation:
(a)	at the time of disclosure, is publicly known;

(b)	after the time of disclosure, becomes part of the public domain, except by breach of an agreement between the disclosing party or any Affiliate thereof and the receiving party or any Affiliate thereof;

(c)	is or was in the possession of the receiving party or any Affiliate thereof at the time of disclosure by the disclosing party and was not acquired directly or indirectly from the disclosing party or any Affiliate thereof or from any other party under an agreement of confidentiality to the disclosing party or any Affiliate thereof; and

(d)	is or was developed by the receiving party or its Affiliates without use of or reference to the other party’s Proprietary Information.
Section 1.57 “Quarter” means the Initial Quarter, each successive calendar quarter during the Term after the Initial Quarter and the Final Quarter.
Section 1.58 “Quarterly Status Report” has the meaning set forth in Section 4.6.
Section 1.59 “Regulatory Approval” means any and all consents or other authorizations or approvals required from a Governmental Authority to market and sell a Product in the Territory, but excluding any form of reimbursement approval.

Section 1.60 “Sales Representatives” means sales representatives employed by Partner or Somaxon, or a Third Party engaged by Somaxon, to Detail the Products, who have been trained and equipped to Detail the Products.
Section 1.61 “Samples” has the meaning set forth in Section 6.4(a).
Section 1.62 “Serious Adverse Drug Experience” means any Adverse Drug Experience, including those subject to expedited reporting as defined in the regulations cited below, that is fatal or life-threatening, requires hospitalization or prolongation of existing hospitalization, results in persistent or significant disability or incapacity, is a congenital anomaly/birth defect, or is of comparable medical significance or any other event which would constitute a “serious” Adverse Drug Experience pursuant to the terms of 21 C.F.R. 314.80 or 312.32.
Section 1.63 “Serious Adverse Drug Experience Report” means any Adverse Drug Experience Report that involves a Serious Adverse Drug Experience.
Section 1.64 “Somaxon” has the meaning set forth in the preamble to this Agreement.
Section 1.65 “Somaxon Sales Force” means the field force of Sales Representatives employed by (a) Somaxon or (b) a Third Party engaged by Somaxon to promote Product.
Section 1.66 “Somaxon Trademarks” means (a) Silenor® and (b) Somaxon®, and, in each case, all related domain names and other trademark related rights. The Somaxon Trademarks are attached hereto as Schedule 1.66.
Section 1.67 “Subcontracting” means subcontracting or sublicensing a party’s rights or obligations hereunder (a) pursuant to which a Third Party will manufacture the Products; or (b) pursuant to which a Third Party Sales Representative is engaged to Promote the Products. “Subcontractor” means the Third Party with whom the Subcontracting agreement is entered into.
Section 1.68 “Targeted Professionals” means Professionals that are the primary care physicians and other agreed-to target prescribers to which the Partner Sales Force provides Details. The initial list of Targeted Professionals has been mutually agreed by the parties in writing, and such list may be amended from time to time by the mutual agreement of the parties through the JCC.
Section 1.69 “Technology” means all pharmacological, toxicological, preclinical, clinical, technical or other information, data and analysis and know-how relating to the registration, manufacture, packaging, use, marketing or sale of a Product and all proprietary rights relating thereto owned by Somaxon or its Affiliates or to which Somaxon or its Affiliates has rights so as to be able to license.
Section 1.70 “Term” has the meaning set forth in Section 8.1.
Section 1.71 “Territory” means the United States, including its territories and possessions and Puerto Rico.
Section 1.72 “Third Party” means any Person other than Partner or Somaxon or their respective Affiliates.
Section 1.73 “U.S. Securities and Exchange Commission” means the United States Securities and Exchange Commission, or any successor regulatory body.

Section 1.74 “United States Bankruptcy Code” means the U.S. Bankruptcy Code, 11 U.S.C. §§ 101, et seq.
Section 1.75 “Volume Forecast” means a written forecast by month of the number of units of Product expected to be prescribed in the Territory during each calendar year of the Term, together with the Net Sales expected to correspond to such prescription volume, which forecast shall be prepared by Somaxon in good faith.
ARTICLE II
GRANT
Section 2.1 Grant of Promotion Rights
During the Term, subject to the terms and conditions of this Agreement, Somaxon hereby grants to Partner and its Affiliates, and Partner and its Affiliates hereby accept, the right (together with Somaxon and its Affiliates) to Promote the Products under the Somaxon Trademarks in the Territory to Targeted Professionals and Pharmacists, on the terms and subject to the conditions set forth herein.
Section 2.2 Sublicense
Except pursuant to Section 16.9, Partner shall not assign, subcontract or otherwise transfer or delegate any of its rights or obligations under this Agreement without the express written consent of Somaxon, which consent may be withheld by Somaxon in its sole discretion.
Section 2.3 Limitation on Competitive Products
Except as expressly contemplated by this Agreement (including Article XIII hereof) and subject to Section 13.1 hereof, during the Term and for one year thereafter, (a) Partner Sales Force shall not commercially offer for sale, promote, market or distribute any prescription pharmaceutical product in the Territory indicated for the treatment of insomnia to Professionals, other than the Products, and (b) Partner Sales Force shall not detail any over-the-counter product in the Territory indicated for the treatment of insomnia in the Territory to Professionals. Notwithstanding the foregoing and for the avoidance of doubt, Partner is not precluded from commercially offering for sale, promoting, marketing or distributing to pharmacists, retailers or distributors any over-the-counter product that is indicated for the treatment of insomnia. In addition, in the event that Partner acquires or is acquired by a Third Party with a pharmaceutical product in the Territory indicated for the treatment of insomnia (the “Acquired Product”), Partner shall ensure that such Acquired Product is not promoted, marketed or Detailed by the Partner Sales Force Detailing the Products and that there is no overlap between sales managers or trainers for such Partner Sales Force.
Section 2.4 Retention of Rights
Somaxon retains and shall retain all proprietary and property interests in the Products until the point of sale or, in the case of Samples, until delivered to Partner as contemplated by Section 6.4. Partner will not have nor represent that it has any control or proprietary or property interests in the Products, except for the licenses and rights specifically granted hereunder. Except as expressly set forth herein, nothing contained herein shall be deemed to grant Partner, by implication, a license or other right or interest in any patent, trademark or other similar property of Somaxon or its Affiliates, except as may be necessary for Partner to Promote the Products pursuant to this Agreement. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, Somaxon reserves the right to enter into separate agreements with Third Parties relating to the Promotion of Silenor to Professionals.

ARTICLE III
JOINT COMMERCIALIZATION COMMITTEE
Section 3.1 Establishment
The parties agree to establish, for the purposes specified herein, a Joint Commercialization Committee (the “JCC”). The parties acknowledge and agree that the JCC does not have the power to amend, modify or waive any of the terms or conditions of this Agreement.
Section 3.2 Joint Commercialization Committee
The JCC shall be established by the parties and shall be comprised of four (4) members, two (2) of whom shall be appointed by Somaxon and two (2) of whom shall be appointed by Partner. Each party has indicated to the other its initial appointments to the JCC. A party may change any of its representatives at any time if a new person is appointed to any of the foregoing positions by giving written notice to the other party. The total number of JCC members may be changed by unanimous vote of the JCC from time to time as appropriate; provided, that the JCC shall in all cases be comprised of an equal number of members from each of Somaxon and Partner. Partner and Somaxon each will designate one representative of such party to serve as co-chairs of the JCC (the “Co-Chairs”), as well as another representative of such party to serve as the day-to-day point of contact for the other party relating to the collaboration. The members appointed to the JCC by each party shall be employees of such party and shall be vested with appropriate decision-making authority and power by such party. In the event that Somaxon enters into an agreement with a Third Party relating to the Promotion of Silenor, representatives of such Third Party shall be permitted to attend meetings of the JCC as non-voting participants, subject to reasonable agreements relating to Proprietary Information.
Section 3.3 JCC Responsibilities
Except as otherwise set forth herein, the JCC shall provide strategic oversight of all Promotional activities for the Products hereunder. The responsibilities of the JCC shall be exercised consistent with this Agreement and shall include, but shall not be limited to:
(a)	reviewing the Annual Plan as contemplated by Section 4.5(a);

(b)	monitoring the call plans of the Partner Sales Force (including Details to Professionals and Pharmacist Calls) and the list of Targeted Professionals for coordination with the call plans of the Somaxon Sales Force and the Professionals and Pharmacists to be targeted by or on behalf of Somaxon, and

(c)	approving any amendments to the list of Targeted Professionals, including any such amendments included within the Annual Plan;

(d)	monitoring the Managed Care Support to be provided by Partner as contemplated by Section 4.1(e);

(e)	reviewing the Volume Forecast and reviewing any Sample forecasts

(f)	directing any activities of the parties as a result of deviations from the Launch Plan or the Annual Plan, or to adjust Promotional activities based on facts and circumstances (subject to Section 4.5(a)); and

(g)	such other functions as may be mutually agreed upon by the parties from time to time.

For the avoidance of doubt, (i) the JCC shall not have any review or approval rights with respect to any matters relating to development of the Products, (ii) any decisions of the JCC with respect to matters which relate to Regulatory Approval for a Product shall require Somaxon’s prior written consent, which may be given or withheld in its sole discretion, (iii) except as expressly stated in this Agreement, “reviewing” as set forth above shall not imply any approval right or other decision-making power on the part of the JCC; and (iv) in no event shall the JCC have the right to modify or amend this Agreement, or waive either party’s compliance with this Agreement.
Section 3.4 Meetings of the JCC.
Meetings of the JCC may be called by the Co-Chairs of the JCC from time to time and, upon no less than ten (10) days’ notice, shall otherwise be called when requested by a party; provided, however, that meetings of the JCC shall be held monthly through December 31, 2010, and on at least a quarterly basis thereafter during the Term. If possible, the meetings shall be held in person or where appropriate, by video or telephone conference. Unless otherwise agreed, the location of any in-person meetings of the JCC shall be the corporate offices of Somaxon and Partner to be alternated between the Parties on an equal number of meetings basis. The parties shall determine the form of the meetings. Subject to Section 3.5, decisions shall be made unanimously, each party having one (1) vote regardless of the number of representatives present or voting; provided, that no such vote shall be valid unless each party is represented by at least two (2) members either by written proxy or actual presence at the meeting at which the vote is taken. Subject to appropriate confidentiality undertakings where applicable, each party shall have the right, upon written notice to the other party, to have present at JCC meetings additional, non-voting participants (not to exceed five (5) such participants at any JCC meeting without the consent of the other party, not including Third Party attendees as described under Section 3.2). Such additional participants shall not be deemed to be, or have any rights or responsibilities of, a member of the JCC. The parties shall cause their respective representatives on the JCC to use their reasonable efforts to resolve all matters presented to them as expeditiously as possible. The party hosting any meeting shall propose the agenda for the meeting and appoint a secretary to the meeting who shall record the minutes of the meeting. Such minutes shall be circulated to the parties promptly following the meeting for review and comment and for unanimous ratification by both parties. Each party shall bear its own travel and related costs incurred in connection with participation in the JCC.
Section 3.5 JCC Disputes
(a) In the event that the JCC is, after a period of ten (10) days, unable to make a decision due to a lack of required unanimity, either party may submit the matter being considered to the Executive Officers for a joint decision. In such event, either Co-Chair of the JCC, by written notice to the other party, shall formally request the dispute be resolved by the Executive Officers, specifying the nature of the dispute with sufficient detail to permit adequate consideration by the Executive Officers. The Executive Officers shall diligently and in good faith attempt to resolve the referred dispute expeditiously and, in any event, within fifteen (15) days of receiving such written notification.
(b) In the event that the Executive Officers are unable to reach a resolution of any referred dispute after good faith negotiations during the fifteen (15)-day period referred to in Section 3.5(a) above, then Somaxon shall have the final decision-making authority with respect to such dispute, unless such dispute relates specifically to the direction of the individuals included in the Partner Sales Force, Managed Care Support or Partner’s Promotion to Targeted Professionals and Pharmacists hereunder, in which case Partner shall have the final decision-making authority. Notwithstanding the foregoing, without Partner’s written consent, no dispute resolution shall require Partner to provide a number of Details or Pharmacist Calls in excess of those set forth in Section 4.1.

ARTICLE IV
PRODUCT PROMOTION
Section 4.1 Product Promotion
(a) Subject to applicable Legal Requirements, as well as the provisions of this Agreement, Partner shall, from and after the Promotion Commencement Date, at its sole expense, maintain the Partner Sales Force and use commercially reasonable efforts to Promote the Products within the Territory to Targeted Professionals and Pharmacists in accordance with the Launch Plan and Annual Plan. For purposes of the preceding sentence, Partner’s commercially reasonable efforts shall be met if Partner is in compliance with its obligations under this Section 4.1. Partner will cause the Partner Sales Force and Partner employees and agents acting on Partner’s behalf to comply with this Agreement and all applicable Legal Requirements in connection with the Promotion of the Products. It is understood, and (i) Partner agrees that it will be responsible for the acts or omissions of the Partner Sales Force and its employees and agents to the extent such acts or omissions fail to comply with Partner’s obligations under this Agreement or constitute negligence or willful misconduct, including losses arising out of or resulting from any claims, actions, suits, proceedings, hearings, investigations or demands of Third Parties relating to such acts or omissions, and (ii) Somaxon agrees that it will be responsible for the acts or omissions of the Somaxon Sales Force and its employees and agents to the extent such acts or omissions fail to comply with Somaxon’s obligations under this Agreement or constitute negligence or willful misconduct, including losses arising out of or resulting from any claims, actions, suits, proceedings, hearings, investigations or demands of Third Parties relating to such acts or omissions.
(b) From the Promotion Commencement Date and through the end of the Term, the Partner Sales Force shall perform a minimum of *** Primary Details per Quarter (prorated by Business Days for any partial Quarter) to Targeted Professionals, (the “Minimum Detailing Obligations”). The Partner’s internal call reporting system shall be used to determine the Details, including Primary Details, delivered. Subsequent call reports may also provide updates to previously submitted call reports where reporting was delayed. The right to audit reports submitted to Somaxon for this activity is set forth in Section 7.2(b). For purposes of determining Primary Details hereunder, each Product shall be deemed to be the same Product and shall be counted only once.
(c) Subject to any proration by Business Days for a partial twelve (12)-calendar month period, Partner shall also perform a minimum of *** Pharmacist Calls during the first full twelve (12) calendar months of the Term, and a minimum of *** Pharmacist Calls during each twelve (12) calendar-month period thereafter.
(d) Partner shall commence (the date of such commencement, the “Promotion Commencement Date”) Promotion (including Details and Pharmacist Calls by the Partner Sales Force) of the Products in accordance with this Agreement and the performance of the other obligations contained herein that are required to be performed from and after the Promotion Commencement Date as soon as practicable following the date hereof, but no later than September 20, 2010. The parties agree to cooperate with each other in good faith in furtherance of the preceding sentence.

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(e) Beginning as of January 1, 2011, Partner’s team of ten (10) sales managers will provide Managed Care Support. Somaxon will have the exclusive right and responsibility to negotiate and contract with managed care plans and have complete control of all matters related to drug pricing, including rebates and discount rates. The Managed Care Support will be agreed by the Parties at a JCC meeting sufficiently in advance so that it may be included in the 2011 Annual Plan. The Managed Care Support shall be subject to the direction of Somaxon and shall not encompass greater than *** of Partner’s team of ten (10) sales managers’ annual business hours. For purposes of clarity, all such contracts and arrangements supported by Partner must be executed and administered by Somaxon.
(f) For the avoidance of doubt, the obligations of Partner as set forth in this Section 4.1 shall unless otherwise agreed be suspended for any period of time during which Somaxon is unable to: (i) supply at least seventy-five percent (75%) of the aggregate amount of Samples and trade Product specified in the then-current Volume Forecast, or (ii) maintain the continued effectiveness of the Regulatory Approvals.
(g) Commencing as of the Effective Date and continuing throughout the Term, Somaxon shall use commercially reasonable efforts to Promote the Product in the Territory in accordance with the Launch Plan and the Annual Plan. Somaxon shall be responsible for directing Promotional activities for the Product. The exact number, targeting and frequency of Details to be provided by Somaxon will be set forth in the Launch Plan and the Annual Plan.
Section 4.2 Representations to Customers
Neither party will make any false or misleading representations to Professionals, Pharmacists, managed care representatives, customers or others regarding the other party or the Products, and neither party will make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Products that are not consistent with the applicable then-current FDA approved labeling and package insert (except to the extent permitted by Legal Requirements). Partner agrees to undertake timely and complete corrective action for any deviations on its part from this Section 4.2, subject to discussion and review by Somaxon’s legal, regulatory affairs and quality assurance departments. For the sake of clarity, Somaxon shall be solely responsible for all statements and information in Promotional Materials and in the training materials provided by Somaxon, and Partner shall bear no liability for representations consistent with such Promotional Materials and training materials.
Section 4.3 Staffing; Training
(a) Except as agreed by the parties herein, Partner shall be solely responsible for the costs and expenses of establishing, maintaining and training the Partner Sales Force, and conducting Partner’s other activities under this Agreement; provided, however, that (i) such Product training shall be conducted in accordance with Section 4.3(b) and (ii) the content and strategic direction of any Product training provided by Partner that relates specifically to the Product shall be overseen by the JCC.
(b) Somaxon shall prepare and make available to Partner reasonable quantities of any training materials created by Somaxon, at Somaxon’s expense, and shall be delivered to a single location specified by Partner in writing prior to such delivery, at Somaxon’s expense. Each of the parties agrees to make its Sales Representatives available for initial Product training with respect to the marketing and sale of the Product. Somaxon shall be responsible for developing and, if applicable, conducting future Product training programs for each of the Partner Sales Force and the Somaxon Sales Force, and each member of the Partner Sales Force and the Somaxon Sales Force shall be qualified using such programs and Somaxon’s training assessment tools. The expenses of attendance at and participation in all of such training by Partner’s Sales Representatives and other Partner personnel shall be borne entirely by Partner. Partner will be responsible for selecting and establishing the training venue and methods, with the parties to mutually agree on the initial training schedule in support of the Launch Plan. Partner shall train the Partner Sales Force, at its expense, and Somaxon shall train the Somaxon Sales Force, at its expense, with respect to compliance with applicable Legal Requirements prior to engaging in Promotion of the Products. As between the parties hereto and except as expressly provided otherwise elsewhere in this Agreement, Somaxon shall own all right, title and interest in Product training materials developed hereunder.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 4.4 Promotional Materials; Educational Materials;
(a) All sales, promotional, advertising, marketing, educational and training materials (“Promotional Materials”) regardless of form relating to the Product shall be created, developed, produced or otherwise obtained by or under the direction of Somaxon, at its expense. Such Promotional Materials may include, by way of example, detailing aids; leave behind items; journal advertising; educational programs; formulary binders; appropriate reprints; product monographs; patient support materials; convention exhibit materials; direct mail; market research survey and analysis; training materials; and scripts for telemarketing and teleconferences. As between the parties hereto and except as expressly provided otherwise elsewhere in this Agreement, Somaxon shall own all right, title and interest in all Promotional Materials.
(b) Promotional Materials will be produced by or at the direction of Somaxon and at its expense, and Somaxon shall provide Partner with the requisite number of copies of the final printed Promotional Materials in a timely manner so as to allow Partner to Promote the products pursuant to the Launch Plan and the Annual Plan. The Promotional Materials supplied to Partner under this Section 4.4(b) shall be delivered to a single location specified by Partner in writing prior to such delivery, at Somaxon’s expense. Somaxon hereby grants to Partner the co-exclusive right, during the Term, to use the Promotional Materials supplied to Partner pursuant to this Section 4.4(b) in the performance of its obligations under this Agreement.
(c) Partner may request to utilize Promotional programs other than the use of its Samples and Promotional Materials, but any such utilization of such programs is subject to Somaxon’s consent, which may be withheld at Somaxon’s sole discretion.
Section 4.5 Annual Plan; Promotion Expenses
(a) On or prior to November 10th of the preceding calendar year with respect to each calendar year during the Term beginning with the 2011 calendar year, Somaxon shall develop an annual sales and marketing plan (the “Annual Plan”) and submit the Annual Plan to the JCC for review. The Annual Plan shall set forth the manner in which Somaxon and Partner will be expected to Promote the Products during the period to which the Annual Plan relates; provided, however, that the Annual Plan may be modified from time to time as Somaxon reasonably deems appropriate for the Promotion of the Products; and provided, further, that Annual Plan may not modify or amend the obligations or rights of a party under this Agreement, or waive either party’s compliance with this Agreement unless both parties agree otherwise in writing. Any such modified Annual Plan shall be provided to the JCC for its review at its next regularly scheduled meeting. The Annual Plan shall include, at a minimum:
(i) the anticipated number of quarterly and annual Details (including Primary Details) to be provided by the Somaxon Sales Force and the Partner Sales Force, and the Professionals to receive those Details;
(ii) product positioning, strategy and tactics, with supporting advertising and promotional activity to be undertaken;

(iii) planned public relations activities, if any;
(iv) training or sampling programs to be conducted;
(v) pricing and contracting strategies;
(vi) managed care strategies and tactics, including the Managed Care Support; and
(vii) a budget for all costs and expenses associated with the activities to be undertaken pursuant to the Annual Plan.
(b) In addition, on or prior to November 10th of the preceding calendar year with respect to each calendar year during the Term beginning with the 2011 calendar year, Somaxon shall provide the following information to the JCC to assist the JCC in its review of the Annual Plan: (i) Product manufacturing and distribution forecasts for the coming year, including anticipated trade inventory for the associated period, and (ii) its proposed Volume Forecast.
(c) The JCC shall use all reasonable efforts to review and provide comments to the Annual Plan not later than December 1 of each preceding calendar year. Somaxon will consider in good faith any comments to the Annual Plan provided by the JCC.
(d) Except as specifically set forth herein, each party will bear its own operating expenses associated with the Products and Promotion thereof, including all personnel, general and administrative and overhead costs. Unless otherwise agreed in writing by the parties, Partner will bear all Partner Promotion Expenses, and Somaxon will bear all other expenses relating to the promotion of the Products.
(e) Somaxon will bear all costs associated with maintaining and continuing all Regulatory Approvals in the Territory, including all costs associated with Adverse Drug Experience reporting, filing annual reports in connection with the NDAs, user fees and establishment fees associated with the NDAs and all clinical and regulatory requirements.
(f) At the end of each Quarter, Somaxon shall at its expense provide directly to Partner, within ten (10) Business Days of its receipt, a summary of Prescriber Data for such Quarter related to the Product, to the extent and in such form as is permitted under the applicable Third Party agreements under which Somaxon purchases the Prescriber Data.
Section 4.6 Status Reports
Within twenty (20) Business Days following the end of each Quarter, each party shall provide the other party with a status report (the “Quarterly Status Report”), which report will be reviewed and agreed upon by the JCC as to content and format and delivery vehicle with the intent of summarizing each party’s Detailing and Pharmacy Call activities pursuant to this Agreement for such prior Quarter and on a calendar year-to-date basis, including: (a) the number of Primary Details made and recorded by such party’s standard record keeping procedures; (b) the names and addresses of the Professionals and Pharmacists called upon; (c) the names of Professionals Detailed who were provided with Samples, along with all of such other information relating to such Sampling activity as are required for compliance with PDMA; (d) the average number of such Samples delivered on each Detail; and (e) such other information as may be agreed upon in writing by the parties.

Section 4.7 Trademarks
(a) Somaxon hereby grants to Partner a non-exclusive, royalty-free right and license (subject to Section 16.9, such license to be non-assignable and non-sublicensable without Somaxon’s written consent) to use the Somaxon Trademarks in the Territory solely in connection with Partner’s Promotion of the Products in accordance with this Agreement. Such license shall expire immediately upon the expiration or termination of this Agreement. Partner recognizes Somaxon’s title to the Somaxon Trademarks, and shall not at any time, during or after the Term, do or knowingly suffer to be done any act or thing which will in any way impair the rights of Somaxon in or to the Somaxon Trademarks. Partner acknowledges and agrees that it shall not acquire and shall not claim any title to the Somaxon Trademarks adverse to Somaxon by virtue of the rights granted under this Agreement or through Partner’s use of the Somaxon Trademarks, it being the intention of the parties that all goodwill and improved reputation related to the Trademark generated by Partner shall inure to the benefit of Somaxon.
(b) Partner will maintain quality standards for all of its uses of the Somaxon Trademarks in connection with the Promotion of the Products that are consistent with Somaxon’s trademark quality standards. Subject to the foregoing and to the other provisions of this Agreement, Partner acknowledges and agrees that Somaxon as the owner of the Somaxon Trademarks has the right, at any time, to modify or supplement such quality standards and that Partner must implement such new standards or changes following receipt of notice of such additions or changes; provided that Somaxon agrees to bear all reasonable costs associated with such modifications and supplements.
Section 4.8 Product Website
Somaxon shall maintain the existing Product website and implement any changes to the website in its sole discretion.
ARTICLE V
REGULATORY AFFAIRS
Section 5.1 Regulatory Approvals
Somaxon shall use active, sustained, diligent efforts to maintain and continue all Regulatory Approvals currently in effect for the Products. Partner agrees that all Regulatory Approvals, applications therefor and any other submissions to a Governmental Authority with respect to the Products shall be in the name of, and shall be owned by, Somaxon or its designee.
Section 5.2 Compliance with Regulatory Requirements
Unless otherwise required by law or expressly required by this Agreement, Somaxon will retain exclusive authority over and responsibility for complying with all regulatory requirements and maintaining all contacts with Governmental Authorities with respect to the Products, including maintaining and updating of the NDA, the development and submission of applications for new formulations, dosage strengths or indications of the Products, the reporting of any Adverse Drug Experiences to the FDA, the compliance of Promotional Materials with FDA rules and regulations and the filing of Promotional Materials with the FDA.

Section 5.3 Compliance
In performing its duties hereunder, each party shall, and shall cause the Partner Sales Force or Somaxon Sales Force, as applicable, and its employees and agents to, comply with all Legal Requirements, including the FDA’s regulations and guidelines concerning the advertising of prescription drug products, DDMAC’s promotional guidelines, the PhRMA Code on Interactions with Healthcare Providers, the PDMA, equal employment, non-discrimination and federal and state anti-kickback Legal Requirements, and Legal Requirements with respect to submission of false claims to governmental or private health care payors, which may be applicable to the activities (including the warehousing, handling and distribution of Samples) to be performed by such party hereunder. None of Partner, Somaxon, the Partner Sales Force, the Somaxon Sales Force and either party’s employees and agents shall offer, pay, solicit or receive any remuneration to or from Professionals in order to induce referrals of or purchase of the Products in violation of applicable Legal Requirements, including without limitation federal or state anti-kickback Legal Requirements.
Section 5.4 Communications with Regulatory Authorities
(a) During the Term, all responses to requests or inquiries of Governmental Authorities and filings with regulatory bodies concerning the Products shall be the sole responsibility of Somaxon. Partner shall reasonably assist Somaxon with respect to such requests, inquiries or filings to the extent deemed necessary by Somaxon and solely with respect to Partner’s activities under this Agreement, including by providing all information and documentation reasonably requested by Somaxon in connection therewith as soon as is reasonably practicable. Somaxon shall reimburse Partner for reasonable expenses and fees for such cooperation, subject to Section 5.7 and except to the extent that Partner is obligated to provide indemnification relating to such situation pursuant to Section 11.1.
(b) During the Term, Partner shall promptly notify Somaxon of any information Partner receives regarding any threatened or pending action by any Third Party, regulatory agency or other Governmental Authority which may affect the Products, including but not limited to any litigation or governmental investigation. To the extent permitted by law, Partner will provide Somaxon with copies of all documents received by Partner relating to any of the foregoing. Partner shall, at the request of Somaxon, reasonably cooperate with Somaxon in taking appropriate action. In no event shall Partner itself respond to any such third party, regulatory agency or other Governmental Authority action without the prior written consent of Somaxon unless compelled to do so by law. To the extent permitted by law (including but not limited to all relevant data protection laws), copies of all documents to be provided to such third party, regulatory agency or Governmental Authority will be provided to Somaxon in advance, if practicable, or otherwise as soon as is reasonably practicable after delivery to such Third Party, regulatory agency or Governmental Authority. Somaxon shall reimburse Partner for reasonable expenses and fees for such cooperation, subject to Section 5.7 and except to the extent that Partner is obligated to provide indemnification relating to such situation pursuant to Section 11.1.
(c) During the Term, Somaxon shall promptly notify Partner of any information Somaxon receives regarding any threatened or pending action by any Third Party, regulatory agency or other Governmental Authority with respect to Partner’s activities under this Agreement, including but not limited to any litigation or governmental investigation. To the extent permitted by law, Somaxon will provide Partner with copies of all documents received by Somaxon relating to any of the foregoing. Somaxon shall, at the request of Partner, reasonably cooperate with Partner in taking appropriate action. Partner shall reimburse Somaxon for reasonable expenses and fees for such cooperation, subject to Section 5.7 and except to the extent that Partner is obligated to provide indemnification relating to such situation pursuant to Section 11.1.

Section 5.5 Product Complaints
Partner shall notify Somaxon’s Medical Affairs department or its designee of any Product Complaint within two (2) Business Days of Partner becoming aware of such Product Complaint. Partner shall provide reasonable assistance, as it relates to Partner’s rights under this Agreement, to Somaxon to investigate any Product Complaint and any suspected or actual failure of Product that results in a recall, withdrawal or field correction; provided, however, that all decisions made with respect to the handling of any such situation shall be in Somaxon’s reasonable discretion; and, provided further, that Somaxon shall reimburse Partner for reasonable expenses and fees for such assistance, subject to Section 5.7 and except to the extent that Partner is obligated to provide indemnification relating to such situation pursuant to Section 11.1. Except to the extent required by applicable law, Partner shall not make any statement to any Professional or any other Third Party that could reasonably be construed as an admission of fault on Somaxon’s part or a promise that Somaxon will compensate anyone with respect to any Product Complaint.
Section 5.6 Adverse Drug Experiences
To the extent that Partner becomes aware of any information relating to the use of any Product that may constitute an Adverse Drug Experience (as such term is defined in 21 CFR 310.305 and 21 CFR 314.80, or any replacements therefore), Partner shall collect and report such information to Somaxon’s Global Safety Surveillance Department or its designee, within one (1) business day after becoming aware of such information. As between Somaxon and Partner, Somaxon will be solely responsible for reporting Adverse Drug Experiences for Products to the FDA and any other applicable regulatory authority in accordance with all applicable Legal Requirements. Except to the extent required by applicable Legal Requirements, Partner shall not make any statement to any Professional or any other Third Party that could reasonably be construed as an admission of fault on Somaxon’s part or a promise that Somaxon will compensate anyone with respect to any Adverse Drug Experience.
Section 5.7 Recalls or Other Corrective Action
To the extent permitted or required by any Legal Requirement, as between the parties, any decision to recall, withdraw, conduct a field correction or cease distribution of any Product as a result of a violation of any Legal Requirement, or because the Product presents a possible safety risk or otherwise, shall be made by Somaxon. Somaxon will notify Partner of all such actions relating to any Product initiated by Somaxon or required by the FDA or any other applicable regulatory body so as to enable Partner to provide Somaxon with any assistance in connection with such action as may reasonably be requested by Somaxon. In the event that such action is required by the FDA or any other applicable regulatory body, or if any such action is deemed advisable by Somaxon in its sole discretion, such action shall be implemented and administered in a manner which is appropriate and reasonable under the circumstances and in conformity with any requests or orders of the applicable regulatory body, as well as accepted trade practices and all Legal Requirements. The reasonable costs and expenses in connection with such action shall be paid by Somaxon, unless such action is due solely to (i) the failure by Partner or its employees or agents to comply with any Legal Requirement or (ii) the negligent or intentional wrongful act or omission of Partner or its employees or agents, in which case the cost and expenses of such action shall be paid by Partner. Somaxon shall handle exclusively the organization and implementation of all such actions relating to Products. In accordance with Legal Requirements, Partner will maintain such information as may be reasonably required by Somaxon to effect a Product recall, withdrawal or field correction.

Section 5.8 Medical Inquiries
The parties acknowledge that each may receive comments, requests and inquiries from members of the medical and paramedical professions and consumers relating to the Products that are not covered by Product labeling. All responses to such comments, requests or inquiries from healthcare providers shall be handled solely by Somaxon or its designee and will be referred by Partner as such. Partner shall provide reasonable assistance to Somaxon, at Somaxon’s expense, to the extent deemed necessary by Somaxon to fully respond to such communications. Somaxon or its designee shall also be responsible for responding to such comments, requests and inquiries that are not received by Partner, all of which responses shall be in compliance with all applicable Legal Requirements and the NDA.
Section 5.9 Assistance
Each party agrees to provide to the other all reasonable assistance and take all actions reasonably requested by the other party that are necessary to enable the other party to comply with any Legal Requirement applicable to the Products in the Territory. Each party will promptly notify the other in the event that it becomes aware of any diversion, adulteration, misbranding or violations of any Legal Requirements concerning the Products.
Section 5.10 Debarment
Neither party shall knowingly engage any Third Party appearing on the FDA’s debarment list or the list of excluded individuals/entities of the Office of Inspector General of the Department of Health and Human Services to perform, or assist such party in the performance of, its obligations under this Agreement, and each party shall review each such list prior to engaging any such Third Party.
ARTICLE VI
MANUFACTURING AND SUPPLY; SALES; PRICING
Section 6.1 Obligations of Somaxon
In accordance with the provisions of this Agreement and all applicable Legal Requirements, Somaxon shall, at its cost and expense, use commercially reasonable efforts to perform or cause to be performed all Product manufacture, labeling, packaging, warehousing, distribution and return, order entry, customer services and all other activities to supply and distribute the Products in the Territory in order to fill orders for (a) Product conforming to the then current Volume Forecast and (b) Partner’s Sample requirements pursuant to Section 6.4. Somaxon shall promptly inform Partner of any back-order situations or other situations in which wholesaler orders of the Product have not been filled.
Section 6.2 Manufacturing Activities
The Products, including all Samples, to be manufactured by or for Somaxon for sale in the Territory shall be manufactured to meet applicable specifications for the Products in accordance with the NDA, cGMP and in compliance with all other applicable Legal Requirements.
Section 6.3 Sales; Pricing
Somaxon or its Affiliates shall book all sales of the Products in the Territory in accordance with GAAP, and shall be responsible for entering into any contracts and other arrangements with any Person regarding the sale of the Products, and for establishing and approving the form, content and terms and conditions thereof, including any discount, allowance, rebate, chargeback or other term granted therein.

Section 6.4 Samples
(a) Somaxon shall at its expense (subject to Section 6.4(c)) provide or cause to be provided to Partner, as properly ordered by Partner hereunder, samples of the Products that are not for sale and with no fee associated (“Samples”), to be distributed by Partner solely in connection with the performance of Details or as otherwise required by the rules, guidelines and policies applicable to any Professional; provided that the number of such Samples to be provided to Partner shall be consistent with Somaxon’s Third Party Product supply agreements and shall be in no greater quantities than those included in the then-current Launch Plan or Annual Plan (unless Somaxon otherwise agrees in writing).
(b) Prior to the Promotion Commencement Date (or such later date as agreed by the parties), Somaxon shall deliver such quantities of Samples as reasonably required by Partner Sales Force for the period beginning on the Promotion Commencement Date and ending December 31, 2010, as mutually agreed by the parties. At least thirty (30) days prior to the beginning of each Quarter ending after December 31, 2010, Partner shall submit to Somaxon a written, non-binding forecast by month of the number of units of Samples it requests, on a Product-by-Product basis, for the twelve (12) month period beginning with such Quarter. Partner will order Samples for its Sales Representatives from Somaxon on an as-needed basis (but no more frequently than on a monthly basis for any such Sales Representative), with each such order being approved by each such Sales Representative’s manager, and also being subject to the approval of Somaxon with respect to the quantity of each order relative to the Launch Plan or the then-current Annual Plan.
(c) Somaxon shall supply such Samples CIP (Incoterms 2000) to a single destination designated by Partner prior to shipment of such Samples, and the risk of loss and responsibility for handling and warehousing of the Samples shall pass to Partner upon delivery to Partner’s designated destination. Partner shall be responsible for distributing the Samples to its Sales Representatives in a timely manner. Partner shall also be responsible for securing the return and appropriate disposal of and reconciling existing Sample inventories from discontinued Partner Sales Representatives.
(d) Samples supplied by Somaxon to Partner shall be used by Partner solely in performing Details to Professionals in accordance with this Agreement. Upon its receipt of Samples, Partner shall be solely responsible for accountability and compliance with the applicable requirements of the PDMA and relating to samples in the possession of the Partner Sales Force, and other applicable Legal Requirements relating to such Samples and the distribution of same by the Partner Sales Force, and shall be responsible for adherence by its Sales Representatives to such Legal Requirements.
ARTICLE VII
COMPENSATION
Section 7.1 Promotion Fees
(a) In consideration for Partner’s performance of its obligations under this Agreement, Somaxon shall pay promotion fees (the “Promotion Fees”) to Partner as follows:
(i) *** per Quarter (or prorated payment for any partial Quarter based on the ratio of actual Business Days during which Details are provided divided by the Business Days in the Quarter) for Detailing effort to Professionals by the Partner Sales Force;

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii) for each Quarter, *** of the Net Sales during such Quarter; and
(iii) for each Quarter after December 31, 2010, *** for the Managed Care Support (or prorated payment for any partial Quarter based on the ratio of actual Business Days divided by the Business Days in the Quarter);
provided, however, that if Partner has not met the Minimum Detailing Obligations in any such Quarter (or portion thereof), then: (A) if Partner has performed at least seventy-five percent (75%) of such Minimum Detailing Obligations during such Quarter (or portion thereof), the Promotion Fee specified in subsection (a)(i) above shall be reduced to an amount equal to the percentage of the Minimum Detailing Obligations that were performed in such Quarter (or portion thereof); provided further, Partner may cure any shortfall below one hundred percent (100%) of such Minimum Detailing Obligations one time in each calendar year by performing such shortfall in Details below the one hundred percent (100%) level in the immediately following Quarter, in which case Somaxon shall pay to Partner the reduction in the Promotion Fee not previously paid for the prior Quarter; or (B) if Partner has not performed at least seventy-five percent (75%) of such Minimum Detailing Obligations during such Quarter (or portion thereof), the Promotion Fee specified in subsection (a)(i) above shall not be due and payable by Somaxon to Partner; provided further, Partner may cure any shortfall below seventy-five percent (75%) of such Minimum Detailing Obligations one time in each calendar year by performing such shortfall in Details below the seventy five percent (75%) level in the immediately following Quarter, in which case Somaxon shall pay to Partner the Promotion Fee not previously paid for the prior Quarter. Partner shall not be permitted to cure any default described under this Section 7.1 (e) until the Quarter ending September 30, 2011 (for clarity, no cure right shall be available to partner until the Quarter beginning October 1, 2011).
In addition, if Somaxon has not performed at least seventy-five percent (75%) of its Primary Details as set forth in the applicable Annual Plan for two (2) consecutive Quarters, beginning with the Quarter ending December 31, 2010, in addition to the Promotion Fee specified in subsection (a)(ii), Somaxon will pay to Partner an additional *** of the Net Sales during such consecutive Quarters. If Somaxon thereafter performs at least seventy-five percent (75%) of such Primary Details, the Promotion Fee specified in subsection (a)(ii) shall revert to the percentage set forth therein.
(b) No later than (i) thirty (30) days following the receipt by Somaxon of the Quarterly Status Report from Partner for a Quarter or (ii) forty five (45) days following the end of each Quarter for which Promotion Fees will be paid pursuant to Section 7.1(a), Somaxon shall provide Partner with a statement in a mutually agreeable format setting forth the aggregate number of units of Product (on a Product-by-Product basis) sold to customers in the Territory during such quarter and Net Sales during such Quarter.
(c) Except as expressly specified otherwise, all payments due under this Agreement shall be paid no later than (i) thirty (30) days following the receipt by Somaxon of the Quarterly Status Report from Partner for a Quarter or (ii) forty five (45) days following the end of each Quarter to which such payments relate, provided that Somaxon has received the Quarterly Status Report from Partner for such Quarter.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 7.2 Maintenance of Records
(a) Each party agrees to keep, for a period of at least three (3) years after the date of entry (or such longer period as may be required by Legal Requirements) full and accurate records maintained in accordance with such party’s accounting practices in sufficient detail to enable a Third Party to accurately calculate (i) in the case of Somaxon, Net Sales and payments to be made under this Agreement, and (ii) in the case of Partner, Details, Primary Details and Pharmacist Calls and Samples distributed by the Partner Sales Force. Upon thirty (30) days prior written notice, such records shall be made available by the record-keeping party for audit by an independent certified public accounting firm designated by the other party and reasonably acceptable to the party whose records are to be examined. The auditor will only examine such books and records during business hours but not more than once each fiscal year while this Agreement remains in effect and for three years thereafter in order to verify, as applicable, Net Sales reported, payments to be made under this Agreement and Details, Primary Details and Pharmacist Calls completed by the Partner Sales Force. The fees and expenses of the auditor performing such verification examination shall be borne by the party conducting the verification; provided, however, that if any verification reveals that the audited party has reported incorrectly, and the amount of such discrepancy is at least five percent (5%) of the aggregate amount that should have been reported for the period examined, then the audited party shall pay such fees and expenses.
(b) Each party shall have the right, upon ten (10) Business Days’ prior written notice, to audit all applicable records of the other party (other than records described in Section 7.2(a)) for the purpose of determining the audited party’s compliance with the obligations set forth in this Agreement, including with respect to training programs and certifications and records and reports for the Samples. The audit will be conducted during normal business hours, at convenient times. Any such audit may be conducted no more than once each 12 month period during the Term. The fees and expenses of the auditing party shall be borne by such party. This right to audit shall extend throughout the term of this Agreement and for one year after expiration or termination of this Agreement.
Section 7.3 Payments
Any payments required to be made by either party under this Agreement shall be made in United States dollars via wire transfer of immediately available funds to such bank account as the other party shall designate in writing prior to the date of such payment. All payments shall bear interest from the date due until paid at three percent (3%) per annum, or, if less, the maximum rate permitted by applicable law.
ARTICLE VIII
TERM AND TERMINATION
Section 8.1 Term
The term of this Agreement shall commence on the Effective Date and shall continue, unless terminated sooner in accordance with this Article VIII, until December 31, 2012 (the “Term”); provided, however, that beginning as of June 30, 2012, the parties will discuss in good faith the continuation of the collaboration beyond such Term upon mutually-agreed terms and conditions.
Section 8.2 Early Termination
(a) Somaxon may terminate this Agreement, at any time after providing ninety (90) days’ prior written notice, in the event that Partner fails to provide at least seventy-five percent (75%) of its Minimum Detailing Obligations in any Agreement Quarter. Notwithstanding the foregoing, Partner shall have an opportunity to cure any such breach within the ninety (90) days following written notice from Somaxon: (i) by making that number of aggregate Primary Details during such 90-day period as is equal to Partner’s aggregate Minimum Detailing Obligations for such period plus the number of Primary Details by which Partner failed to meet its Minimum Detailing Obligations during the Agreement Quarter that was the subject of the notice of breach; and (ii) so long as no other breach of the Minimum Detailing Obligations has occurred within the prior twelve (12) month period.

(b) Either party may terminate this Agreement for any reason upon ninety (90) days’ prior written notice; provided, however, that the effective date for such termination may not occur prior to December 31, 2011. During any such 90-day notice period, the parties will discuss in good faith the terminating party’s rationale for such termination and the potential to continue the Promotional activities under revised terms.
(c) Partner may terminate this Agreement immediately upon written notice to Somaxon (i) if the Product is withdrawn from the market for longer than three (3) months as a result of any Legal Requirement, or (ii) thirty (30) days after the end of any calendar quarter in which the market share for Silenor is less than 75% of the Silenor market share immediately prior to the loss of a Product’s market exclusivity in the Territory (whether through the introduction of a generic product or otherwise).
(d) Either party may terminate this Agreement immediately upon written notice to the other party in the event of a large scale recall or withdrawal of the Product from the Territory resulting from a significant safety risk inherent in the Product and not due to tampering, a remediable manufacturing problem, or other defect that can be cured with respect to Products manufactured after such risk is discovered.
Section 8.3 Termination for Cause
Either party may terminate this Agreement, effective at any time after providing sixty (60) days written notice and an opportunity to cure during such sixty (60)-day period (ninety (90) days in the case of a breach by Somaxon of Section 6.1), in the event of a material failure of the other party to comply with its material obligations contained in this Agreement. If such cure is effected, such notice with respect to such termination shall be null and void.
Section 8.4 Termination for Bankruptcy or Force Majeure
To the extent permitted by law, each party will have the right to terminate this Agreement immediately upon notice to the other party, in the event of either of the following:
(a) The entry of an order for relief under the United States Bankruptcy Code (or any corresponding remedy under successor laws) against the other party; the filing of a petition by or against the other party under any bankruptcy, insolvency or similar law (which petition is not dismissed within sixty (60) days after filing), except Chapter 11 of the United States Bankruptcy Code or any successor statute that permits an organization to continue its operation while protecting it from creditors; the appointment of a receiver for the other party’s business or property; or the other party’s making of a general assignment for the benefit of its creditors; or
(b) Any Force Majeure Event affecting the other party beyond the other party’s control which lasts for a period of at least six (6) months and which is of sufficient intensity to interrupt or prevent the carrying out of such other party’s material obligations under this Agreement during such period.

Notwithstanding the occurrence of any of the events specified in subsection (a) of this Section 8.4, the parties acknowledge and agree that, to the extent Section 365(n) of the United States Bankruptcy Code applies to this Agreement, the non-insolvent party may elect to retain and exercise the rights granted to it hereunder with respect to the intellectual property owned or controlled by the insolvent party.
Section 8.5 Effect of Termination
(a) No additional payment obligations arising under Article VII hereof shall accrue after the date of expiration or termination of this Agreement except as set forth in Section 8.5(d); provided, however, that expiration or termination of this Agreement shall not relieve either party of any obligations accruing prior to such expiration or termination. Certain provisions of this Agreement by their terms continue after the expiration or termination of this Agreement, including Articles 1, 11, 13 and 16 and Sections 2.3, 4.6 (but only with respect to the Final Quarter), 7.1 (but only with respect to the Final Quarter), 7.2, 8.5 and 12.1, under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement.
(b) Expiration or termination of this Agreement shall be without prejudice to (i) any remedies which any party may then or thereafter have hereunder or at law or in equity; and (ii) a party’s right to receive any payment accrued under the Agreement prior to the termination date but which became payable thereafter; and (iii) either party’s right to obtain performance of any obligations provided for in this Agreement which survive termination by their terms or by a fair interpretation of this Agreement. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity or otherwise.
(c) Upon the expiration or termination of this Agreement pursuant to this Article VIII, each party shall promptly transfer and return to the other party all Proprietary Information of the other party (provided that each party may keep one copy of such Proprietary Information for archival purposes only). Upon the expiration or termination of this Agreement, Partner shall, if requested by Somaxon, provide to Somaxon all Promotional Materials and Samples in Partner’s possession (including electronic files of all Promotional Materials), as well as all Detail and Pharmacist Call notes and lists of and contact information for Targeted Professionals, at Somaxon’s expense unless termination of the Agreement was by Somaxon other than pursuant to Sections 8.2(a), 8.3 or 8.4(a) (in which case such provision of Promotional Materials and Samples will be at Partner’s expense).
(d) Upon expiration or termination of this Agreement by Somaxon other than pursuant to Sections 8.2(a), 8.3 or 8.4(a), for each successive three calendar month period (or portion thereof) included within the one-year period following such expiration or termination, Somaxon shall pay to Partner an amount equal to *** the Net Sales for such period (or portion thereof).
ARTICLE IX
REPRESENTATIONS AND WARRANTIES
Section 9.1 Representations and Warranties of Somaxon
Somaxon hereby represents and warrants to Partner as of the date hereof as follows:

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a) Organization. Somaxon (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and (ii) has all necessary corporate power and corporate authority to own its properties and to conduct its business, as currently conducted.
(b) Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the corporate power of Somaxon, have been duly authorized by all necessary corporate proceedings of Somaxon, and this Agreement has been duly executed and delivered by Somaxon.
(c) No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not: (i) conflict with or result in a breach of any provision of Somaxon’s organizational documents; (ii) result in a material breach of any material agreement to which Somaxon is party; (iii) result in a violation of any Order to which Somaxon is subject; (iv) require Somaxon to obtain any material approval or consent from any Governmental Authority or Third Party other than those consents and approvals which have been obtained prior to the date hereof; or (v) violate any Legal Requirement applicable to Somaxon in any material respect.
(d) Enforceability. This Agreement constitutes the valid and binding obligation of Somaxon, enforceable against Somaxon in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).
(e) Somaxon Intellectual Property. To the knowledge of Somaxon, the Promotion and sale of Product in the Territory in accordance with this Agreement will not infringe any patents, trademarks or other intellectual property rights of any Third Party. Somaxon has not received any written claim or demand from any Third Party alleging that any infringement, violation or misappropriation of such Third Party’s intellectual property rights has occurred as a result of the manufacture, use, offer for sale, sale or importation of any Product in the Territory. Somaxon is not aware of any actual, alleged or threatened infringement, violation or misappropriation by a Third Party of any Somaxon intellectual property rights covering a Product or its uses. Somaxon has not received any written claim or demand from any Third Party alleging invalidity or unenforceability of any patents or patent applications owned or licensed by Somaxon covering a Product or its uses.
(f) Supply. Somaxon currently has access to sufficient supplies of Products to satisfy the manufacturing obligations required by it under this Agreement. All Products will be manufactured with reasonable due care and in conformity with the NDAs, current generally accepted standards and procedures for manufacturing the Products, cGMP and all other applicable Legal Requirements.
(g) Generic Drug Act. Pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a, as may be amended or supplemented (the “Generic Drug Act”):
(i) none of Somaxon, its Affiliates, or any Person under its direction or control is currently debarred by the FDA under the Generic Drug Act;
(ii) none of Somaxon, its Affiliates, or any Person under its direction or control is currently using or will use in any capacity in connection with the Products any Person that is debarred by FDA under the Generic Drug Act; and

(iii) there have been no convictions of Somaxon, its Affiliates, or any Person under its direction or control for any of the types of crimes set forth in the Generic Drug Act within the five years prior to the Effective Date.
(h) Legal Requirements. None of Somaxon, its Affiliates, or any Person under its direction or control is currently excluded from a federal or state health care program under Sections 1128 or 1156 of the Social Security Act, 42 U.S.C. §§ 1320a-7, 1320c-5 as may be amended or supplemented. None of Somaxon, its Affiliates, or Person under its direction or control is otherwise currently excluded from contracting with the federal government. None of Somaxon, its Affiliates, or Person under its direction or control is otherwise currently excluded, suspended, or debarred from any federal or state program. Somaxon shall immediately notify Partner if, at any time during the Term, Somaxon, its Affiliates, or any Person under its direction or control is convicted of an offense that would subject it or Partner to exclusion, suspension, or debarment from any federal or state program.
Section 9.2 Representations and Warranties of Partner
Partner hereby represents and warrants to Somaxon as of the date hereof as follows:
(a) Organization. Partner (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, and (ii) has all necessary organizational power and authority to own its properties and to conduct its business, as currently conducted.
(b) Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the organizational power of Partner, have been duly authorized by all necessary organizational proceedings of Partner, and this Agreement has been duly executed and delivered by Partner.
(c) No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not: (i) conflict with or result in a breach of any provision of Partner’ organizational documents; (ii) result in a material breach of any material agreement to which Partner is party; (iii) result in a violation of any Order to which Partner is subject; (iv) require Partner to obtain any material approval or consent from any Governmental Authority or Third Party other than those consents and approvals which have been obtained prior to the date hereof; or (v) violate any Legal Requirement applicable to Partner in any material respect.
(d) Enforceability. This Agreement constitutes the valid and binding obligation of Partner, enforceable against Partner in accordance with its terms, subject to bankruptcy reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).
(e) Generic Drug Act. Pursuant to the Generic Drug Act:
(i) none of Partner, its Affiliates, or any Person under its direction or control is currently debarred by the FDA under the Generic Drug Act;
(ii) none of Partner, its Affiliates, or any Person under its direction or control is currently using or will use in any capacity in connection with the Products any Person that is debarred by FDA under the Generic Drug Act; and

(iii) there have been no convictions of Partner, its Affiliates, or any Person under its direction or control for any of the types of crimes set forth in the Generic Drug Act within the five years prior to the Effective Date.
(f) Legal Requirements. None of Partner, its Affiliates, or any Person under its direction or control is currently excluded from a federal or state health care program under Sections 1128 or 1156 of the Social Security Act, 42 U.S.C. §§ 1320a-7, 1320c-5 as may be amended or supplemented. None of Partner, its Affiliates, or any Person under its direction or control is otherwise currently excluded from contracting with the federal government. None of Partner, its Affiliates, or Person under its direction or control is otherwise currently excluded, suspended, or debarred from any federal or state program. Partner shall immediately notify Somaxon if, at any time during the Term, Partner, its Affiliates, or any Person under its direction or control is convicted of an offense that would subject it or Somaxon to exclusion, suspension, or debarment from any federal or state program.
Section 9.3 Somaxon Disclaimer
EXCEPT AS EXPRESSLY PROVIDED HEREIN, SOMAXON DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE PRODUCTS, INCLUDING THE WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.
Section 9.4 Partner Disclaimer
EXCEPT AS EXPRESSLY PROVIDED HEREIN, PARTNER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE X
INTELLECTUAL PROPERTY MATTERS
Section 10.1 Intellectual Property Prosecution and Maintenance
Somaxon shall use commercially reasonable efforts to prosecute, maintain and enforce the Somaxon intellectual property in the Territory related to any Product Promoted pursuant to this Agreement (a “Promoted Product”) or its use, including patents, the Somaxon Trademarks and any copyrights associated with the Promotional Materials.
Section 10.2 Infringement
If either party shall learn of a claim or assertion that the manufacture, use or sale of a Promoted Product in the Territory infringes or otherwise violates the intellectual property rights of any Third Party or that any Third Party violates the intellectual property rights owned or Controlled by Somaxon in a Promoted Product and the Somaxon Trademarks in the Territory, then the party becoming so informed shall promptly, but in all events within fifteen (15) days thereof, notify the other party to this Agreement of the claim or assertion. In the event Somaxon receives a notice under Paragraph IV of the U.S. Federal Drug Price Competition and Patent Term Restoration Act of 1984, as amended, also known as the Hatch-Waxman Act, with respect to any Promoted Product, Somaxon shall provide Partner with written notice of such Paragraph IV notice within ten (10) Business Days.

ARTICLE XI
INDEMNIFICATION; LIMITS ON LIABILITY
Section 11.1 Indemnification
Each party will defend, at its own expense, indemnify and hold harmless the other party and its Affiliates, and their respective directors, officers, employees, agents, Sales Representatives and other representatives (collectively, the “Indemnified Persons”), from and against any and all damages, liabilities, losses, costs, and expenses, including reasonable attorneys’ fees, arising out of any Third Party claim, suit or proceeding brought against the other party or its Affiliates, and their respective directors, officers, employees, agents, Sales Representatives and other representatives, to the extent such claim, suit, or proceeding is based upon a claim arising out of or relating to (i) any breach or violation of, or failure to perform, any covenant or agreement made by such indemnifying party in this Agreement, unless waived in writing by the indemnified party; or (ii) any breach of the representations or warranties made by such indemnifying party in this Agreement. All such indemnities shall exclude, in each case, any damages, liabilities, losses, costs, and expenses, including reasonable attorneys’ fees, for which the indemnified party has an obligation to indemnify the indemnifying party or its Indemnified Persons pursuant to this Section 11.1, as to which each party shall indemnify the other to the extent of their respective liability for such damages, liabilities, losses, costs, and expenses, including reasonable attorneys’ fees.
Product Liability.
Any losses arising out of or resulting from any claims, actions, suits, proceedings, hearings, investigations or demands of Third Parties that involve death or bodily injury to any individual and is attributed to the Products, including, without limitation, any product liability actions, shall be borne by Somaxon; unless and to the extent that such losses arise from any breach of this Agreement by Partner.
Section 11.2 Limitation on Liability
Except for liability arising under Section 11.1 and 12.1 and the last sentence of Section 4.1(a), Partner’s maximum liability to Somaxon under this Agreement will not exceed the Promotion Fees.
Section 11.3 Consequential Damages
NEITHER SOMAXON NOR PARTNER (WHICH FOR THE PURPOSES OF THIS SECTION 11.2 SHALL INCLUDE THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS) SHALL HAVE ANY LIABILITY TO THE OTHER FOR ANY PUNITIVE DAMAGES, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS), RELATING TO OR ARISING FROM THIS AGREEMENT, EVEN IF SUCH DAMAGES MAY HAVE BEEN FORESEEABLE; PROVIDED THAT SUCH LIMITATION SHALL NOT APPLY IN THE CASE OF EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.1, THE LAST SENTENCE OF SECTION 4.1(A) OR IN THE CASE OF FRAUD OR WILLFUL MISCONDUCT.
ARTICLE XII
CONFIDENTIALITY AND PUBLICITY
Section 12.1 Proprietary Information
Pursuant to this Agreement, a party receiving Proprietary Information from the other, directly or indirectly, will treat such Proprietary Information as confidential, will use such Proprietary Information only for the purposes of this Agreement and will not disclose, and will take all reasonable precautions to prevent the disclosure of, such Proprietary Information to (a) any of its officers, directors, managers, equity holders, employees, agents, representatives, Affiliates or consultants, except those who need to know such Proprietary Information and who are bound by a like obligation of confidentiality or (b) to Third Parties. The provisions of this Section 12.1 shall survive termination of this Agreement and shall remain in effect until a date three (3) years after the Term.

Section 12.2 Disclosures Required by Law
In the event the recipient party is required under applicable Legal Requirements to disclose Proprietary Information of the disclosing party to any Governmental Authority to obtain any Regulatory Approval for the Products, is required to disclose Proprietary Information in connection with bona fide legal process (including in connection with any bona fide dispute hereunder) or is required to disclose Proprietary Information under the rules of the securities exchange upon which its securities are traded, the recipient party may do so only if it limits disclosure to that purpose after giving the disclosing party prompt written notice of any instance of such a requirement in reasonable time for the disclosing party to attempt to object to or to limit such disclosure. In the event of disclosures required under applicable Legal Requirements, the recipient party shall cooperate with the disclosing party as reasonably requested thereby.
Section 12.3 Publicity
The parties have agreed upon the form and content of a press release to be issued promptly following the execution of this Agreement. Once such press release or any other written statement is approved for disclosure by both parties, either party may make subsequent public disclosure of the contents of such statement without the further approval of the other party. Any other publicity, news release, public comment or other public announcement, whether to the press, to stockholders, or otherwise, relating to this Agreement, shall first be reviewed and approved by both parties, except no such approval shall be required for such publicity, news release, public comment or other public announcement which, in accordance with the advice of legal counsel to the party making such disclosure, is required by law or for appropriate market disclosure; provided, however, that each party shall be entitled to refer publicly to the relationship of the parties reflected in this Agreement (i.e., Somaxon as the developer of the Products and Partner as the promoter of the Products in the Territory) in a manner that is consistent with the joint press release issued by the parties. For clarity, any party making any announcement which is required by law will, unless prohibited by law, give the other party an opportunity to review the form and content of such announcement and comment before it is made. The parties shall work together to coordinate filings with governmental agencies, including the U. S. Securities and Exchange Commission, as to the contents and existence of this Agreement as the parties shall reasonably deem necessary or appropriate and each party shall provide the other party an opportunity to comment on any proposed filings, including redactions thereto.
ARTICLE XIII
RIGHT OF FIRST NEGOTIATION FOR OTC PRODUCTS
Section 13.1 Right of First Negotiation
During the Term and for one year thereafter, Somaxon shall notify Partner in writing in the event that Somaxon desires, either alone or with a Third Party, to develop or commercialize a pharmaceutical product containing doxepin as the sole active pharmaceutical ingredient and for which a prescription from a Professional is not required in order to dispense, purchase or use such product (an “OTC Product”). If Partner notifies Somaxon in writing within forty-five (45) days after receipt of such notice (the “Evaluation Period”) that Partner is not interested in obtaining rights in and to the OTC Product (such rights, “OTC Product Rights”), or if Partner fails to notify Somaxon of Partner’s interest in obtaining the OTC Product Rights prior to the expiration of the Evaluation Period, then Somaxon shall have no further obligation to Partner under this Agreement with respect to the applicable OTC Product Rights. If Partner is interested in obtaining the OTC Product Rights, it shall so notify Somaxon in writing prior to the expiration of the Evaluation Period, and upon Somaxon’s receipt of such notice Partner and Somaxon shall promptly commence good-faith negotiations, for a period of sixty (60) days and such longer period as may be mutually agreed upon by the parties in writing in the event the parties have made material progress in the negotiations (the “Negotiation Period”), regarding the commercially reasonable terms of an agreement pursuant to which Partner shall obtain the OTC Product Rights. If Somaxon and Partner have failed to enter into an agreement for the OTC Product Rights upon the expiration of the Negotiation Period, then Somaxon shall thereafter have the right to negotiate and enter into an agreement with a Third Party granting the OTC Product Rights to a Third Party. The provisions of this Section 13.1 shall not apply to, and Somaxon shall have no obligation to Partner under this Section 13.1 in respect of, any acquisition of Somaxon by a Third Party, any merger or consolidation with or involving Somaxon, any acquisition by a Third Party of any material portion of the stock of Somaxon, or any acquisition by a Third Party of a material portion of the assets of Somaxon in addition to the Products (“Merger Transaction”). For clarity, the rights set forth in this Section 13.1 shall survive the consummation of any Merger Transaction.

ARTICLE XIV
NOTICES
Section 14.1 Notices
All notices required or permitted hereunder shall be given in writing and sent by facsimile transmission (with a copy sent by first-class mail), or mailed postage prepaid by certified or registered mail (return receipt requested), or sent by a nationally recognized express courier service, or hand-delivered at the following address:
If to Partner:
The Procter & Gamble Distributing Company LLC
Two Procter & Gamble Plaza
Cincinnati, Ohio 45202
Attention: J.D. Weedman
Vice President, Global Business Development
With a copy to:
The Procter & Gamble Companay
One Procter & Gamble Plaza
Cincinnati, OH 45202
Attention: Associate General Counsel, Director
Health & Well-Being
If to Somaxon:
Somaxon Pharmaceuticals, Inc.
3570 Carmel Mountain Road
Suite 100
San Diego, California 92130
Attention: Legal Affairs Department
Facsimile: (858) 509-1761
With a copy to (which shall not constitute notice hereunder):
Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, California 92130
Attention: Faye H. Russell
Fax No: (858) 523-5450
All notices shall be deemed made upon receipt by the addressee as evidenced by the applicable written receipt.

ARTICLE XV
INSURANCE
Section 15.1 Insurance
(a) During the Term and for a period of two (2) years after any expiration or termination of this Agreement, each party shall maintain (i) a commercial general liability insurance policy or policies with minimum limits of $1,000,000.00 per occurrence and $5,000,000.00 in the aggregate on an annual basis and (ii) a product liability insurance policy or policies with minimum limits of $1,000,000.00 per occurrence and $5,000,000.00 in the aggregate on an annual basis. Each party may self-insure provided that such self-insurance program provides coverage reasonably commensurate with the foregoing.
(b) Upon request, each party shall provide certificates of insurance to the other evidencing the coverage specified herein. Neither party’s liability to the other is in any way limited to the extent of its insurance coverage.
ARTICLE XVI
MISCELLANEOUS
Section 16.1 Headings
The titles, headings or captions and paragraphs in this Agreement are for convenience only and do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions and therefore shall not be considered in the interpretation, construction or application of this Agreement.
Section 16.2 Severability
In the event that any of the provisions or a portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction or a governmental authority, such provision or portion of provision will be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal, or unenforceable, and the validity, legality, and enforceability of the enforceable portion of any such provision and the remaining provisions will not be adversely affected thereby.

Section 16.3 Entire Agreement
This Agreement, together with the schedules and exhibits hereto and the Confidentiality Agreement, all of which are incorporated by reference, contains all of the terms agreed to by the parties regarding the subject matter hereof and supersedes any prior agreements, understandings, or arrangements between them, whether oral or in writing.
Section 16.4 Amendments
This Agreement may not be amended, modified, altered, or supplemented except by means of a written agreement or other instrument executed by both of the parties hereto. No course of conduct or dealing between the parties will act as a modification or waiver of any provisions of this Agreement.
Section 16.5 Counterparts
This Agreement may be executed in any number of counterparts, each of which will be deemed an original as against the party whose signature appears thereon, but all of which taken together will constitute but one and the same instrument.
Section 16.6 Waiver
The failure of either party to enforce or to exercise, at any time or for any period of time, any term of or any right arising pursuant to this Agreement does not constitute, and will not be construed as, a waiver of such term or right, and will in no way affect that party’s right later to enforce or exercise such term or right.
Section 16.7 Force Majeure
(a) In the event of any failure or delay in the performance by a party of any provision of this Agreement due to acts beyond the reasonable control of such party (such as, for example, fire, explosion, strike or other difficulty with workmen, shortage of transportation equipment, accident, act of God, declared or undeclared wars, acts of terrorism, (a “Force Majeure Event”), then such party shall have such additional time to perform as shall be reasonably necessary under the circumstances. In the event of such failure or delay, the affected party will use its diligent efforts, consistent with sound business judgment and to the extent permitted by law, to correct such failure or delay as expeditiously as possible. In the event that a party is unable to perform by a reason described in this Section 16.7, its obligation to perform under the affected provision of this Agreement shall be suspended during such time of nonperformance.
(b) Neither party shall be liable hereunder to the other party nor shall be in breach for failure to perform its obligations caused by a Force Majeure Event. In the case of any such event, the affected party shall promptly, but in no event later than ten (10) days of its occurrence, notify the other party stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. Furthermore, the affected party shall keep the other party informed of the efforts to resume performance. After sixty (60) days of such inability to perform, the parties agree to meet and in good faith discuss how to proceed. In the event that the affected party is prevented from performing its obligations pursuant to this Section 16.7 for a period of six (6) months, the other party shall have the right to terminate this Agreement pursuant to the provisions of Sections 8.4(b).

Section 16.8 Successors and Assigns
Subject to Section 16.9 below, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns permitted under this Agreement.
Section 16.9 Assignment
This Agreement and the rights granted herein shall not be assignable (or otherwise transferred) by either party hereto without the prior written consent of the other party. Any attempted assignment without consent shall be void. Notwithstanding the foregoing, a party may transfer, assign or delegate its rights and obligations under this Agreement without consent to (a) an Affiliate reasonably capable of performing such party’s obligations under this Agreement or (b) a successor to all or substantially all of its business or assets of the assigning party to which this Agreement relates, whether by sale, merger, consolidation, acquisition, transfer, operation of law or otherwise or (c) in the case of either party, to one or more financial institutions providing financing to such party pursuant to the terms of a security agreement relating to such financing. In connection with any assignment, or Subcontracting pursuant to which a Third Party Sales Representative is engaged to Promote the Products, of this Agreement or any of the rights granted herein pursuant to this Section 16.9, the assignor, or party Subcontracting to another, shall ensure that the assignee, or Subcontractor, represents and warrants the matters set forth in Sections 9.1(g) and (h) (in substantially the same form as set forth in Sections 9.1(g) and (h)), where Somaxon (or one of its successors or assigns) is the assignor or Subcontracting party, or represents and warrants the matters set forth in Sections 9.2(g) and (h) (in substantially the same form as set forth in Sections 9.2(g) and (h)), where Partner (or one of its successors or assigns) is the assignor or Subcontracting party. In connection with any Subcontracting pursuant to which a Third Party will manufacture the Products, the party Subcontracting to another shall use its commercially reasonable efforts to cause the Subcontractor to represent and warrant the matters set forth in Sections 9.1(g) and (h) (in substantially the same form as set forth in Sections 9.1(g) and (h)).
Section 16.10 Construction
The parties acknowledge and agree that: (a) each party and its representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; and (b) the terms and provisions of this Agreement will be construed fairly as to each party hereto and not in favor of or against either party regardless of which party was generally responsible for the preparation or drafting of this Agreement. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Exhibit,” “Schedule,” or “clause” refer to the specified Article, Section, Exhibit, Schedule, or clause of this Agreement; (v) “or” is disjunctive but not necessarily exclusive; and (vi) the term “including” or “includes” means “including without limitation” or “includes without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
Section 16.11 Governing Law
This Agreement will be construed under and in accordance with, and governed in all respects by, the laws of the State of New York, without regard to conflicts of law principles that would result in the application of the laws of any jurisdiction other than the laws of the State of New York.

Section 16.12 Equitable Relief
Each party acknowledges that a breach by it of the provisions of this Agreement may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other party irreparable injury and damage. By reason thereof, each party agrees that the other party is entitled to seek, in addition to any other remedies it may have under this Agreement or otherwise, preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement by the other party; provided, however, that no specification in this Agreement of a specific legal or equitable remedy will be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach. Each party agrees that the existence of any claim, demand, or cause of action of it against the other party, whether predicated upon this Agreement, or otherwise, will not constitute a defense to the enforcement by the other party, or its successors or assigns, of the covenants contained in this Agreement.
Section 16.13 Relationship Between Parties
The parties hereto are acting and performing as independent contractors, and nothing in this Agreement creates the relationship of partnership, joint venture, sales agency, or principal and agent. Neither party is the agent of the other, and neither party may hold itself out as such to any other party. All financial obligations associated with each party’s business will be the sole responsibility of such party.
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate on the day and year first above written.

SOMAXON PHARMACEUTICALS, INC.

By:	/s/ Richard W. Pascoe Name: Richard W. Pascoe
Title: President and Chief Executive Officer

THE PROCTER & GAMBLE DISTRIBUTING COMPANY LLC

By:	/s/ Jeffrey D. Weedman
Name: Jeffrey D. Weedman
Title: Vice President, Global Business Development

SCHEDULE 1.66

SOMAXON TRADEMARKS
TRADEMARKS:
Somaxon Pharmaceuticals
Silenor
DOMAIN NAMES:
silenor.biz
silenor.com
silenor.net
silenor.org
somaxon.biz
somaxon.com
somaxon.net
somaxon.org